Exhibit 21.1

Subsidiaries of GTT Communications, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Communication-Decisions-SNVC, LLC	Virginia
Core 180, LLC	Delaware
Electra, Ltd.	Virginia
ETT Network Services Limited	United Kingdom
European Telecommunications & Technology, Inc.	Delaware
European Telecommunications &Technology (S) Pte Limited	Singapore
Global Telecom & Technology Americas, Inc.	Virginia
Global Telecom & Technology Deutschland GmbH	Germany
GTT Acquisition Ltd.	England and Wales
GTT-EMEA, Ltd.	United Kingdom
GTT Global Telecom Government Services, LLC	Virginia
IDC Global, Inc.	Delaware
Inteliquent S.a.r.l.	Luxembourg
Inteliquent Australia, Pty Ltd.	Australia
Inteliquent Canada Communications, Inc.	Canada
Inteliquent Holdings S.a.r.l.	Luxembourg
Inteliquent Istanbul Telekomunikasyon Hizmetleri Limited Sirketi	Turkey
nLayer Communications, Inc.	Delaware
NT Network Services, LLC	Delaware
NT Network Services LLC, SCS	Luxembourg
PacketExchange, Inc.	Delaware
PacketExchange KK	Japan
PacketExchange (Europe) Limited	United Kingdom
PacketExchange (Hong Kong) Limited	Hong Kong
PacketExchange (Ireland) Ltd	Ireland
PacketExchange Limited	United Kingdom
PacketExchange (Metro) Limited	United Kingdom
PacketExchange (Singapore) Pte Limited	Singapore
PacketExchange (USA), Inc.	Delaware
TEK Channel Consulting, LLC	Colorado
Tinet GmbH	Germany
Tinet SpA	Italy
Tinet Hong Kong Ltd	Hong Kong
Tinet Singapore Pte Ltd	Singapore
Tinet UK Ltd	United Kingdom
UAB “Inteliquent Lithuania”	Lithuania
WBS Connect, LLC	Colorado
WBS Connect Europe, Ltd.	Ireland